                                                                      EXHIBIT 99
NEWS RELEASE

Contact:  Anne Davenport           301 Perimeter Center North
          Investor Relations       Atlanta, GA  30346
          (770) 668-5968

               HBOC COMPLETES ACQUISITION OF CYCARE SYSTEMS, INC.

     ATLANTA, August 22, 1996 -- HBO & Company (Nasdaq:HBOC) today announced it has completed the previously announced acquisition of CyCare Systems, Inc.(NYSE:CYS), a leading provider of management software systems and electronic data interchange (EDI) services for medical group practices, faculty practice plans and medical enterprises.

           CyCare shareholders received .86 of a share of HBOC common stock for each CyCare share. At closing, approximately 4.4 million HBOC shares were issued for the approximately 5.1 million outstanding CyCare shares.The transaction will be accounted for as a pooling of interests and HBOC will take a one-time charge for acquisition related expenses.

     CyCare, based in Scottsdale, AZ, had 1995 revenue of $62.9 million, of which approximately 70% is recurring processing and software maintenance revenue, and has over 475 employees and approximately 5,000 customers representing over 20,000 physicians.

           "The addition of CyCare will give HBOC a strategic advantage in dealing with large medical group practices, regardless of whether they're affiliated with an enterprise or integrated delivery network" stated Charles W. McCall, HBOC president and chief executive officer. "CyCare has been in business almost thirty years and has a solid reputation in the physician community for its physician practice management and EDI services."

            HBO & Company delivers enterprisewide patient care, clinical, financial and strategic management software solutions, as well as networking technologies, outsourcing and other services to healthcare organizations in the United States, United Kingdom, Canada, Australia and New Zealand.

                                        ###


                                   Page 4 of 4